Exhibit 10.4

SIMON PROPERTY GROUP
SERIES CEO LTIP UNIT AWARD AGREEMENT

This Series CEO LTIP Unit Award Agreement (“Agreement”) made as of the date set forth below among Simon Property Group, Inc., a Delaware corporation (the “Company”), its subsidiary, Simon Property Group, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the person identified below as the grantee (the “Grantee”).

Recitals

A.                                   The Grantee is an executive officer of the Company or one of its affiliates and provides services to the Partnership.

B.                                     The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this award (this “Award”) pursuant to the Partnership’s 1998 Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) and the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and supplemented from time to time hereafter (the “Partnership Agreement”), to provide officers of the Company or its affiliates, including the Grantee, in connection with their employment, with the incentive compensation described in this Agreement, and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its affiliates, including the Partnership. This Award was approved by the Committee pursuant to authority delegated to it by the Board as set forth in the Plan and the Partnership Agreement to make grants of LTIP Units (as defined in the Partnership Agreement).

C.                                     This Agreement evidences an award of a series of LTIP Units that have been designated as the Series CEO LTIP Units pursuant to the Partnership Agreement and the Certificate of Designation of Series CEO LTIP Units of the Partnership (the “Certificate of Designation”).

D.                                    Effective as of July 6, 2011, the Committee has made an award to the Grantee of one million (1,000,000) LTIP Units (the “Unvested LTIP Units”).

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.                                       Administration.  This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan.  Should there be any conflict between the terms of this Agreement and the Certificate of Designation, on the one hand, and the Plan and the Partnership Agreement, on the other hand, the terms of this Agreement and the Certificate of Designation shall prevail.

2.                                       Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan; provided that any capitalized term used herein which is defined in the Employment Agreement shall have the meaning given to it in the Employment Agreement.  In addition, as used herein:

“Agent” has the meaning set forth in Section 8(a).

“Award Date” means the date that the Unvested LTIP Units were granted as set forth in the Recitals.

“Change of Control” means:

(i)                                     Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or the estate of Melvin Simon, Herbert Simon or David Simon (the “Simons”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided that for purposes of determining the “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of any “group” of which the Simons or any of their affiliates or associates is a member (each such entity or individual, a “Related Party”), there shall not be attributed to the beneficial ownership of such group any shares beneficially owned by any Related Party;

(ii)                                  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)                               Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company’s outstanding voting securities, (B) no person (excluding the Company, the Simons, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the Company’s outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)                              Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company’s outstanding voting securities, (y) no person (excluding the Company, the Simons, and any employee benefit plan or related trust of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Company’s outstanding voting securities) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, either currently existing or authorized hereafter.

“Continuous Service” means the continuous service to the Company or any subsidiary or affiliate, without interruption or termination, in any capacity of employment. Continuous Service shall not be considered interrupted in the case of:  (A) any approved leave of absence;

(B) transfers among the Company and any subsidiary or affiliate, or any successor, in any capacity of employment; or (C) any change in status as long as the individual remains in the service of the Company and any subsidiary or affiliate in any capacity of employment. An approved leave of absence shall include sick leave (including, due to any mental or physical disability whether or not such condition rises to the level of a Disability), military leave, or any other authorized personal leave.

“Designation” means the Certificate of Designation of Series CEO LTIP Units of the Partnership approved by the Company as the general partner of the Partnership.

“Disability” means, with respect to the Grantee, a “permanent and total disability” as defined in Section 22(e)(3) of the Code.

“Employment Agreement” means the Employment Agreement dated as of July 6, 2011, between the Grantee and the Company as hereinafter amended or supplemented.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” has the meaning set forth in Section 7.

“Investor Services Program” means the program currently administered by Mellon Bank, N.A. or any successor plan or program that facilitates the reinvestment of dividends paid on the Common Stock in additional shares of Common Stock.

“LTIP Distribution Tax Component” means the amount as reasonably determined by the Partnership equal to the federal, state and local income tax incurred by a holder on the income allocated to the holder from the Partnership which is attributable to the Unvested LTIP Units computed on the assumption that such holder is subject to the highest marginal rate of U.S. federal income tax for such taxable year and the highest marginal rates of state and local income tax for such year imposed by the state and local governmental entities to which such holder pays income taxes for such taxable year.  An estimate of the LTIP Distribution Tax Component of each quarterly distribution shall be made by the Partnership and the amount of the LTIP Distribution Tax Component of the quarterly distributions for each year shall be adjusted following the issuance of the Partnership’s annual Form K-1 by increasing or decreasing, as applicable, the LTIP Distribution Tax Component in the following quarter(s).

“LTIP Units” means the Series CEO LTIP Units issued pursuant to the Designation.

“Partnership Units” or “Units” has the meaning provided in the Partnership Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Per Unit Purchase Price” has the meaning set forth in Section 5.

“Purchased Shares” has the meaning set forth in Section 8(a).

“Plan” has the meaning set forth in the Recitals.

“Reinvestment Shares” has the meaning set forth in Section 8(b).

“Qualified Termination” has the meaning set forth in Section 4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Dividend Tax Component” means the amount as reasonably determined by the Company equal to the federal, state and local income tax incurred by a holder on the quarterly dividends on the Purchased Shares and Reinvestment Shares computed on the assumption that such holder is subject to the highest marginal rate of U.S. federal income tax for such taxable year and the highest marginal rates of state and local income tax for such year imposed by the state and local governmental entities to which such holder pays income taxes for such taxable year.  An estimate of the Stock Dividend Tax Component of each quarterly distribution shall be made by the Company and the amount of the Stock Dividend Tax Component of the quarterly distributions for each year shall be adjusted following the issuance of the Company’s Form 1099 for such year by increasing or decreasing, as applicable, the Stock Dividend Tax Component in the following quarter(s).

“Transfer” has the meaning set forth in Section 7.

“Unvested LTIP Units” has the meaning set forth in the Recitals.

“Vesting Date” means (A) any one of the dates specified in Section 3(b), as applicable or (B) the date upon which a Change of Control shall occur.

“Vested LTIP Units” means those Unvested LTIP Units that have fully vested in accordance with the conditions of Section 3(b) or have vested on an accelerated basis under Section 4.

3.                                       Award.

(a)                                  The Grantee is granted as of the Award Date, 1,000,000 Unvested LTIP Units, which are subject to forfeiture provided in this Section 3 and Section 4.  The Unvested LTIP Units will be forfeited unless within ten (10) business days from the Award Date the Grantee executes and delivers a fully executed copy of this Agreement and such other documents that the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws, and the Grantee pays the Per Unit Purchase Price for each such Unvested LTIP Unit issued.

(b)                                 The Unvested LTIP Units shall become Vested LTIP Units in the following amounts and at the following times, provided that the Continuous Service of the Grantee continues through and on the applicable Vesting Date or the accelerated vesting date provided in Section 4:

(i)                                     333,333 of the Unvested LTIP Units shall become Vested LTIP Units on July 5, 2017 (the “Tranche A Vesting Date”); and

(ii)                                  333,333 of the Unvested LTIP Units shall become Vested LTIP Units on July 5, 2018 (the “Tranche B Vesting Date”); and

(iii)                               333,334 of the Unvested LTIP Units shall become Vested LTIP Units on July 5, 2019, (the “Tranche C Vesting Date,” and each of the Tranche A Vesting Date, Tranche B Vesting Date and Tranche C Vesting Date, a “Vesting Date”).

(c)                                  Except as otherwise provided under Section 4, upon termination of Continuous Service before July 5, 2019, any Unvested LTIP Units that have not become Vested LTIP Units pursuant to Section 3(b) shall, without payment of any consideration by the Partnership other than as provided in the last sentence of Section 5, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.

4.                                       Termination of Grantee’s Employment; Death and Disability; Change of Control.

(a)                                  Notwithstanding the provisions of the Plan, (i) if the Grantee ceases to be an employee of the Company or any of its affiliates, the provisions of Sections 4(b) through Section 4(e) shall govern the treatment of the Grantee’s Unvested LTIP Units exclusively, and (ii) if a Change of Control occurs, Section 4(c) shall govern the treatment of the Grantee’s Unvested LTIP Units exclusively.

(b)                                 In the event of termination of the Grantee’s Continuous Service before July 5, 2019 by Grantee’s (A) death, (B) Disability, (C) termination of employment by the Company without Cause or (D) resignation for Good Reason (in the case of the preceding clauses (B), (C) and (D), in accordance with the terms of the Employment Agreement and, in the case of the preceding clauses (C) and (D), only if the Grantee delivers, and does not revoke, an executed Release not later than the Release Deadline)  (each such termination, a “Qualified Termination”), the Grantee will not forfeit all Unvested LTIP Units upon such termination, but the following provisions of this Section 4(b) shall modify the treatment of the Unvested LTIP Units:

(i)                                     if the Qualified Termination occurs prior to July 5, 2013, one-half of the remaining Unvested LTIP Units (being 500,000 of the Unvested LTIP Units) shall become Vested LTIP Units and shall no longer be subject to forfeiture pursuant to Section 3(c); and

(ii)                                  if the Qualified Termination occurs on or after July 5, 2013, all remaining Unvested LTIP Units shall become Vested LTIP Units and shall no longer be subject to forfeiture pursuant to Section 3(c).

(c)                                  If a Change of Control occurs before July 5, 2019, all Unvested LTIP Units shall become Vested LTIP Units immediately and automatically upon the occurrence of the Change of Control and shall no longer be subject to forfeiture pursuant to Section 3(c).

(d)                                 Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(e)                                  In the event of a termination of the Grantee’s employment other than a Qualified Termination, all Unvested LTIP Units shall, without payment of any consideration by the Partnership other than as provided in the last sentence of Section 5, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Unvested LTIP Units.

5.                                       Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement prior to the close of business on the date described in Section 3(a) by (a) making a contribution to the capital of the Partnership by certified or bank check or other instrument acceptable to the Committee (as defined in the Plan), of $0.25 (the “Per Unit Purchase Price”), multiplied by the number of Unvested LTIP Units, (b) signing and delivering to the Partnership a copy of this Agreement and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit A). The Per Unit Purchase Price paid by the Grantee shall be deemed a contribution to the capital of the Partnership upon the terms and conditions set forth herein and in the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the LTIP Units so accepted. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of Unvested LTIP Units, as set forth in the Designation and the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Unvested LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. In the event of the forfeiture of the Grantee’s Unvested LTIP Units pursuant to this Agreement, the Partnership will pay the Grantee an amount equal to the number of Unvested LTIP Units so forfeited multiplied by the lesser of the Per Unit Purchase Price or the fair market value of an Unvested LTIP Unit on the date of forfeiture as determined by the Committee.

6.                                       Distributions and Dividends.

(a)                                  The LTIP Distribution Tax Component of each cash distribution paid on the Unvested LTIP Units shall be paid to the Grantee at the time the Partnership pays distributions to the holders of Partnership Units.  The balance of all distributions on Unvested LTIP Units shall be used as provided in Section 8 hereof.

(b)                                 All distributions paid with respect to Vested LTIP Units shall be fully vested and non-forfeitable and shall be paid to the Grantee at the time that the Partnership pays distributions to the holders of Partnership Units.

(c)                                  All dividends paid with respect to the Purchased Shares and Reinvestment Shares shall be used as provided in Section 8 hereof.

7.                                       Restrictions on Transfer.

(a)                                  Except as otherwise permitted by the Committee in its sole discretion, none of the Unvested LTIP Units or “Purchased Shares” (as defined in Section 8(a)), “Reinvestment Shares” (as defined in Section 8(b)) and cash held by the Agent under Section 8 shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed or encumbered, whether voluntarily or by operation of law (each such action a “Transfer”).

(b)                                 The transferee in any permitted Transfer must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that any subsequent Transfers shall be prohibited except those in accordance with this Section 7.  Additionally, all such Transfers must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any such Transfer, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act).  Any attempted Transfer not in accordance with the terms and conditions of this Section 7 shall be null and void, and neither the Partnership nor the Company shall reflect on its records any change in record ownership of any Unvested LTIP Units, Purchased Shares or Reinvestment Shares as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer.  Except as provided in this Section 7, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.                                       Reinvestment of Distributions on Unvested LTIP Units; Restrictions on Transfer of Purchased Units.

(a)                                  Purchased Shares.  Each quarter, the Partnership shall pay all quarterly cash distributions, net of the LTIP Distribution Tax Component, on the Unvested LTIP Units to a broker or other agent acceptable to the Grantee (the “Agent”) which shall use the funds received to purchase shares of Common Stock on the pubic trading market (the “Purchased Shares”).  The number of Purchased Shares shall be the maximum that can be purchased with the cash then available to the Agent.  The Partnership shall bear the costs of the Agent.  The Agent shall retain any cash not used in a quarter to acquire Purchased Shares in the following quarter.  The Purchased Shares and any cash retained by the Agent shall be released to Grantee or returned to the Partnership in the event of forfeiture as provided in Section 8(c) and Section 8(d), respectively.  The acquisition of the Purchased Shares pursuant to this Agreement shall be pursuant to a contract or plan in compliance with SEC Rule 10b5-1 promulgated under the Exchange Act and any successor thereto.

(b)                                 Reinvestment Shares.  The Agent shall enroll the Purchased Shares in the Investor Services Program so that dividends paid on the Purchased Shares (and any shares acquired through such program) may be reinvested in additional shares of Common Stock.  All shares of Common Stock acquired through the Investor Services Program are referred to herein as the “Reinvestment Shares.” The Reinvestment Shares shall be held by the Agent for the benefit of the Grantee.  The Agent shall direct that the Stock Dividend Tax Component of the quarterly cash dividends paid on the Purchased Shares and the Reinvestment Shares shall be paid to the Grantee and the remaining quarterly dividends shall be used to acquire additional Reinvestment Shares through the Investor Services Program.  The Reinvestment Shares, including any dividends paid in Shares, shall be held by the Agent and shall be released to the Grantee or returned to the Partnership in the event of forfeiture as provided in Section 8(c) and Section 8(d), respectively.

(c)                                  Release to Grantee.  On each date that any Unvested LTIP Units become Vested LTIP Units, a portion of the Purchased Shares, Reinvestment Shares and cash then held by the Partnership or Agent pursuant to Section 8(a) and Section 8(b) shall be released to the Grantee.  The number of shares and amount of cash to be released on such date shall be determined by multiplying the number of shares or amount of cash then retained on behalf of the Grantee by a fraction, the numerator of which is the number of Unvested LTIP Units that become Vested LTIP Units on that date and the denominator of which is the number of Unvested LTIP Units held by the Grantee on the preceding day.  The resulting amounts shall be rounded down to, in the case of shares, the nearest whole number, and in the case of cash, the nearest whole cent.

(d)                                 Forfeiture.  Any Purchased Shares, Reinvestment Shares and retained cash held by the Partnership or Agent pursuant to this Section 8 that have not been released to Grantee on or before July 5, 2019 (except in the case where the failure to release was pursuant to Section 4(d) of Section 9(e) hereof) shall be forfeited and, to the extent held by the Agent, released to the Partnership, in the case of Purchased Shares and Reinvestment Shares, for cancellation.

9.                                       Miscellaneous.

(a)                                  Amendments. This Agreement, and the Certificate of Designation, may be amended or modified only with (i) the consent of the Company and the Partnership acting through the Committee and (ii) the written consent of the Grantee.

(b)                                 Incorporation of Plan and Designation; Committee Determinations. The provisions of the Plan and the Designation are hereby incorporated by reference as if set forth herein. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will make such determinations within a period of time that enables the Company to make any payments due hereunder not later than the date of consummation of the Change of Control.

(c)                                  Status of LTIP Units; Plan Matters. This Award constitutes an incentive compensation award under the Plan. The LTIP Units are equity interests in the Partnership. The Company will at all times reserve a sufficient number of shares of Common Stock that would permit the conversion of all Unvested LTIP Units and Vested LTIP Units into Partnership Units and the exchange of such Partnership Units for shares of Common Stock on a one-for-one basis.  The Company will have the right, at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Partnership Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(d)                                 Legend.  The records of the Partnership evidencing the LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e)                                  Compliance With Law.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Unvested LTIP Units will become Vested LTIP Units at a time that such vesting would result in a violation of any such law.

(f)                                    Grantee Representations; Registration.

(i)                                     The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii)                                  The Grantee hereby acknowledges that: (A) there is no public market for LTIP Units or Partnership Units into which Vested LTIP Units may be converted and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of LTIP Units, Partnership Units and Common Stock are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of LTIP Units and Partnership Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Plan in exchange for Partnership Units, if any, will be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Plan at the time of such issuance and such Registration Statement is then effective under the Securities Act; and (E) resales of shares of Common Stock issued under the Plan in exchange for Partnership Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)                                 Section 83(b) Election.  The Grantee hereby agrees to make an election each quarter to include the Unvested LTIP Units, Purchased Shares and Reinvestment Shares in gross income in the year in which the Unvested LTIP Units are issued, or Purchased Shares and Reinvestment Shares are purchased pursuant to Section 8(a) and 8(b), pursuant to Section 83(b) of the Code substantially in the form attached as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Award Date (with respect to the Unvested LTIP Units) or date of purchase (with respect to Purchased Shares or Reinvestment Shares) with the IRS Service Center where the Grantee files his or her personal income tax returns, to provide a copy of such election to the Partnership and the Company, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Unvested LTIP Units are issued to the Grantee or Purchased Shares or Reinvestment Shares are purchased, as applicable. So long as the Grantee holds any Unvested LTIP Units, or the Partnership holds any Purchased Shares or Reinvestment Shares in the name of the Grantee, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units, Purchased Shares and Reinvestment Shares as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h)                                 Tax Consequences.  The Grantee acknowledges that (i) neither the Company nor the Partnership has made any representations or given any advice with respect to the tax consequences of acquiring, holding, selling or converting LTIP Units,

Purchased Shares or Reinvestment Shares, or making any tax election (including the election pursuant to Section 83(b) of the Code) with respect thereto, and (ii) the Grantee is relying upon the advice of his or her own tax advisor in determining such tax consequences.

(i)                                     Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

(j)                                     Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

(k)                                  No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s employment at any time.

(l)                                     Notices.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at 225 West Washington Street, Indianapolis, Indiana 46204 and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(m)                               Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any LTIP Units, Partnership Units or shares of Common Stock are withheld (or returned), the number of such securities so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(n)                                 Headings.  The headings of paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(o)                                 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(p)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(q)                                 Section 409A.  This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code, to the extent applicable. Any provision of this Agreement that is inconsistent with applicable provisions of Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code.

(r)                                    Exchange.  The Grantee acknowledges that any exchange of Partnership Units for Common Stock or cash, as selected by the General Partner, may not be effective until six (6) months from the date the Vested LTIP Units that were converted into Partnership Units became fully vested.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 6th day of July, 2011.

SIMON PROPERTY GROUP, INC., a Delaware corporation

By:	/s/ Stephen E. Sterrett
Name:	Stephen E. Sterrett
Title:	Executive Vice President and Chief Financial Officer

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

	By:	Simon Property Group, Inc., a Delaware corporation, its general partner

By:	/s/ Stephen E. Sterrett
Name:	Stephen E. Sterrett
Title:	Executive Vice President and Chief Financial Officer

GRANTEE

/s/ David Simon
Name:	David Simon

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Simon Property Group, L.P., hereby accepts all of the terms and conditions of and becomes a party to, the Eighth Amended and Restated Agreement of Limited Partnership, dated as of May 8, 2008, of Simon Property Group, L.P. as amended through this date (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:

Date:

Address of Limited Partner:

EXHIBIT B

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF
PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                   The name, address and taxpayer identification number of the undersigned are:

Name:                                                                                                             (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:       -      -

Description of property with respect to which the election is being made:  [Series CEO LTIP Units (“LTIP Units”) in Simon Property Group, L.P. (the “Partnership”).][Shares of common stock of Simon Property Group, Inc. (“Purchased or Reinvestment Shares”).]

The date on which the [LTIP Units were issued][Purchased Shares or Reinvestment Shares were purchased] is                , 201    .  The taxable year to which this election relates is calendar year 201    .

4.                                       Nature of restrictions to which the [LTIP Units][ Purchased Shares or Reinvestment Shares] are subject:

With limited exceptions, until the [LTIP Units] [Purchased Shares or Reinvestment Shares] vest, the Taxpayer may not transfer in any manner any portion of the [LTIP Units] [Purchased Shares or Reinvestment Shares] without the consent of the Partnership.

The Taxpayer’s [LTIP Units] [Purchased Shares or Reinvestment Shares] are subject to forfeiture until they vest in accordance with the provisions in the applicable Award Agreement [and Certificate of Designation for the LTIP Units].

5.               The fair market value at time of issue (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the [LTIP Units] [Purchased Shares or Reinvestment Shares] with respect to which this election is being made was $[        ] per [LTIP Unit] [Purchased Share or Reinvestment Share].

The amount paid by the Taxpayer for the [LTIP Units was $[0.25 per LTIP Unit] [Purchased Shares or Reinvestment Shares was $[        ] per share].

A copy of this statement has been furnished to the Partnership and Simon Property Group, Inc.

Dated:

Name: